Exhibit 10.6
                                                                    ------------

                              EMPLOYMENT AGREEMENT
                              --------------------

                  THIS AGREEMENT, is made as of the eighth day of April, 2002, between FACTORY CARD OUTLET OF AMERICA LTD, an Illinois corporation (hereinafter, together with any successor thereof, referred to as the "Corporation"), and James D. Constantine ("Executive").

                              W I T N E S S E T H:
                               - - - - - - - - - -

                  WHEREAS, the Corporation and certain of its subsidiaries and affiliates ("Debtors") filed petitions for protection under chapter 11 of the Bankruptcy Code with the Bankruptcy Court for the District of Delaware (the "Court");

                  WHEREAS, an Amended Plan of Reorganization proposed by the Corporation dated February 5, 2002, as the same may be amended ("Plan") was confirmed by the Court on March 20, 2002;

                  WHEREAS, Executive is a member of the Executive and Operating Committees of the Corporation, and the Corporation desires to retain the services of the Executive upon the terms and conditions set forth below; and

                  WHEREAS, the Executive is desirous of entering into the Agreement with the Corporation, subject to the terms and conditions set forth below.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereto agree as follows:

                  1. Effectiveness of Agreement. Notwithstanding any other provision of this Agreement, this Agreement shall supersede any prior employment agreement with the Executive and become effective on the effective date of the Plan (the "Effective Date"); except that this Agreement shall not supercede, cancel or otherwise eliminate or nullify any obligations of the Corporation to

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Executive pursuant to the terms of the "Fall 2001 Retention Program," dated July
29, 2001.

                  2. Term. Unless earlier terminated pursuant to Sections 8, 9 and 10 below, the employment term shall begin on the Effective Date, and shall continue until the third anniversary date of this Agreement (the "Initial Term"); provided that such term shall be automatically extended for subsequent one-year terms terminating on the next succeeding anniversary date of this Agreement (each such term an "Additional Term," and all such terms, collectively with the Initial Term, the "Employment Term" or "Term") unless either the Executive or the Corporation shall have given written notice to the other party that such party does not desire to extend the term of this Agreement, such notice to be given at least one hundred twenty (120) days prior to the end of the Initial Term or an Additional Term, as applicable (such notice to be referred to herein as a "Notice of Non-Renewal"). Notwithstanding anything else herein and without implication for any other provisions hereof, the provisions of Sections 6, 7, 10, 11 and 14 hereof shall survive and remain in effect notwithstanding the termination of the Employment Term for any reason or a breach or repudiation or alleged breach or repudiation by the Corporation of this Agreement or any one or more of its terms.

                  3. Duties and Extent of Services. (a) During the Term, Executive shall serve as the Executive Vice President and Chief Financial and Administrative Officer and as a member of the Executive and Operating Committees of the Corporation faithfully and to the best of his ability under the direction of the Board of Directors of the Corporation (the "Board"), and shall devote substantially all of his business time, energy and skill to such employment. Executive shall perform the duties commensurate with the position of Executive


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Vice President and Chief Financial and Administrative Officer and as a member of the Executive and Operating Committees, including specific duties and services of a senior executive nature as the Board or superior officer, if any, shall reasonably request. The Executive's title(s) shall not be changed and his functions and responsibilities shall not be materially diminished without his written consent.

                  4. Salary. During the Term, the Corporation agrees to pay the Executive an annual salary in the amount of two hundred forty thousand dollars ($240,000), subject to annual review and increases at the discretion of the Board. The Executive's salary shall be paid in accordance with the Corporation's payroll practices for its officers.

                  5. Annual Bonus. With respect to the Corporation's fiscal year ending on February 1, 2003, Executive shall be entitled to a bonus in accordance with the terms of the Corporation's Management Incentive Program for such year in effect on the date hereof ("Current Incentive Program")(a copy of which is attached hereto as Exhibit A), which includes a bonus payment, in the event the Corporation achieves an EBITDAR (as defined in such program) between $8,055.5 million and $11,372.4 million, of 50% to 150% of Executive's target bonus of forty percent (40%) of annual salary (with discretionary increases for EBITDAR levels exceeding $11,372.4 million). With respect to subsequent fiscal years, Executive shall have a reasonable opportunity to earn a bonus of forty percent (40%) of his annual salary (the "Target Bonus") with respect to each fiscal year of the Corporation during which Executive is employed by the Corporation or any affiliate thereof, subject to the achievement of performance objectives reasonably established by the Compensation Committee of the Board and subject to increase for performance exceeding target objectives in the same manner as the


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Current Incentive Program. Such bonus, if any, shall be paid in respect of any fiscal year within ninety (90) days after the end of such fiscal year of the Corporation or, if earlier, as soon as practicable following the Corporation's receipt of its audited financial statement for such fiscal year.

                  6.  Employee Benefits.

                           (a) During the Term, Executive shall receive coverage
and benefits under all medical, dental, retirement, life insurance, long-term disability insurance and other employee benefit plans and programs of the Corporation that are provided to officers of the Corporation generally and on a basis that is no less favorable than the terms and conditions generally applicable to officers of the Corporation, including but not limited to merchandise discounts and other allowances generally made available to senior officers or employees of the Corporation.

                           (b) During the Term, Executive shall be entitled to
participate in any profit-sharing, bonus or other incentive compensation or deferred compensation plans generally applicable to officers of the Corporation.

                           (c) During the Term, Executive shall be entitled to
four weeks of vacation with pay for each fiscal year of the Corporation.

                           (d) During the Term, Executive shall be entitled to
an automobile allowance of $600 per month.

                           (e) During the first year of the Term, Executive
shall be entitled to reimbursement of expenses incurred for personal financial and tax assistance up to $5,000.


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                           (f) During the Term, the Corporation shall reimburse
Executive for all reasonable, ordinary and necessary expenses incurred by Executive in the performance of the Executive's duties hereunder in accordance with its practices generally applicable to its senior officers.

                           (g) The Corporation will pay the Executive's
reasonable expenses incurred to consult with legal counsel regarding the negotiation and execution of this Agreement, up to a maximum payment of $5,000.

                  7.  Grant of Restricted Stock, Options and Warrants.

                           (a) The Executive shall be eligible to participate in
the grant of stock to management (the "Management Stock") as of the Effective Date, and shall receive sixteen thousand (16,000) shares of common stock of the Corporation, representing approximately 1.06% of the total outstanding common stock of the Corporation on a fully diluted basis, in accordance with the terms of the "Restricted Stock Agreement" and the "Notice of Restricted Stock Award," a copy of each document is attached hereto as Exhibit B. The shares of stock shall vest ratably over a four year period commencing on the Effective Date; provided, however, that the vesting schedule may be accelerated pursuant to
Section 7(f) hereof and the terms of the Restricted Stock Agreement and the related Notice of Restricted Stock Award. There shall be only a single class of common stock of the Corporation.

                           (b) The Executive shall be eligible to receive a
portion of stock acquired pursuant to, or to otherwise participate in, the warrant to acquire shares of the Corporation, up to 5% of the outstanding equity of the Corporation on a non-diluted basis (the "Management Warrant"), in


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accordance with the terms of the Management Warrant, attached hereto as Exhibit
C hereto.

                           (c) The Executive shall be eligible to participate in
the Factory Card Outlet Corporation 2002 Stock Incentive Plan in accordance with the terms and conditions of such Plan.

                           (d) The Corporation shall pay Executive a tax
gross-up payment equal to all federal, state, and local taxes (including employment taxes) arising from the receipt of the Management Stock and the Management Warrant above, including by reason of an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor section) in connection therewith; provided, however, the Executive shall not be entitled to any additional gross-up payments for taxes incurred in connection with the gross-up payment provided hereunder.

                           (e) The Corporation shall cause a Securities and
Exchange Commission Form S-8 or other appropriate form to be filed with respect to the shares of stock, warrants and stock options described in this Section 7 as soon as practicable following any registration of common stock of the Corporation or its parent. Without limiting the foregoing, the Executive, or his estate in the event of his death, shall have the right to request unlimited "piggyback rights" with respect to shares of common stock acquired under this
Section 7, on any registration of common stock of the Corporation, but only to the extent Executive, or his estate in the event of his death, cannot otherwise dispose of such shares under Rule 144 within a one (1) year period following such registration, or any successor thereto, and only to the extent of and pro


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rata with, the rights of other shareholders to exercise such piggyback rights.
Executive shall have "tag-along" rights and the Corporation shall have "drag-along" rights with respect to all shares of the common stock of the Corporation held by Executive, in each case reasonably satisfactory to the Corporation and Executive; provided, however, the Executive's "tag-along" rights shall not apply to the issuance by the Corporation of treasury shares where such issuance or series of issuances during a ninety (90) day period, shall not result in a "Change of Control" (defined below).

                           (f) Notwithstanding anything contained herein to the
contrary, immediately following: (i) a Change in Control (defined below), (ii) a termination of the Executive's employment without Cause (defined below), or
(iii) a voluntary termination of employment by the Executive with Good Reason (defined below) all amounts, entitlements or benefits under any stock or equity based incentive plan or arrangement in which Executive participates shall become fully vested and nonforfeitable.

                  8.  Death or Disability.

                           (a) In the event of the death of Executive during the
Term, the Corporation shall pay to any one or more beneficiaries designated by Executive pursuant to notice to the Corporation or, failing such designation, to Executive's estate, the then salary (including accrued and unused vacation) and prorated bonus (determined in the same manner described in Section 10 of this Agreement) through the conclusion of the month in which Executive's death occurs.

                           (b) In the event that Executive is unable by reason
of any physical or mental condition to substantially perform his duties and responsibilities under this Agreement for a period of six (6) consecutive months or a period of six (6) months during any twelve-month period


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for the same or related condition, the Corporation shall have the right to terminate Executive's employment hereunder by giving him not less than thirty
(30) days' prior written notice of such termination and, upon the expiration of such notice period, Executive's employment hereunder shall terminate. Notwithstanding the foregoing, Executive's employment shall not be terminated pursuant to this Section 8(b) unless a majority of the members of the Board, or a majority of the members of any committee designated by the Board for such purpose, expressly finds that Executive failed to substantially perform his duties and responsibilities for the period of time prescribed herein. In the event of such termination, the Corporation shall continue to pay to Executive the salary and prorated bonus (determined in the same manner described in Section 10 of this Agreement) until his termination date.

                  9.  Termination for Cause by Corporation.

                           (a) Executive's employment hereunder may be
terminated by the Corporation for Cause (as hereinafter defined). In the event that Executive's employment hereunder shall validly be terminated by the Corporation for Cause pursuant to this Section 9, all non-vested restricted stock and other non-vested equity compensation held by Executive shall be cancelled, the Corporation shall pay to Executive all of his accrued but unpaid salary under Section 4 through the effective date of such termination (including accrued and unused vacation) and all accrued and unpaid bonuses in respect of prior fiscal years and thereafter shall have no further obligations under this Agreement, except, as applicable, for those obligations identified in Section 2 of this Agreement as surviving the termination of Executive's employment.


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Executive shall have the obligations provided for in Section 12 hereof, to the extent applicable pursuant to its terms.

                           (b) The Corporation shall give Executive not less
than thirty (30) days' prior written notice of the Corporation's intent to terminate Executive's employment for Cause. Such notice shall (i) indicate the specific termination provision of this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive's employment under the provision so indicated, (iii) state specifically whether the Corporation believes that the basis for asserting Cause is or is not curable, and (iv) specify a specific termination date. Executive shall have the right, if the basis for such Cause is curable, to cure the same within a reasonable period of time, provided that Executive shall have cured such Cause within sixty (60) days of the date of such written notice and diligently prosecutes such effort thereafter. Executive's employment may not be terminated for Cause unless a majority of the members of the Board of Directors of the Corporation, or a majority of the members of any committee designated by the Board of Directors of the Corporation for such purpose, finds, after affording Executive and Executive's counsel a reasonable opportunity to be heard, that termination for Cause is justified and that there is no reasonable prospect that Executive will promptly cure the basis for Cause. Notwithstanding anything contained in this Agreement to the contrary, in lieu of the thirty (30) days notice under this Section 9(b), the Corporation may, at its sole discretion, elect to place the Executive on unpaid leave for such period, or for such period during which the Executive has failed to cure an alleged event of Cause during the applicable sixty (60) day period; provided, however, that if


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the Executive shall have cured the event of Cause, as determined in the sole discretion of the Board, or if the Board shall have determined no Cause to have existed, Executive shall be reinstated to his position and shall receive all salary and other compensation due hereunder which remained unpaid during the period in which Executive was placed on leave.

                           (c) For the purposes of this Agreement, "Cause"
means, as a basis for termination of employment, any act or any failure to act on the part of a Participant which constitutes:

                                    (i) fraud, embezzlement, theft or dishonesty
against the Corporation or any of its affiliates, or the Board of Directors of the Corporation or any of its affiliates;

                                    (ii) a willful or grossly negligent material
violation of law in connection with or in the course of the Executive's duties or employment with the Corporation or any of its affiliates;

                                    (iii) a felony for which the Executive is
convicted or pleads guilty or nolo contendere;

                                    (iv) willful or grossly negligent engagement
in any Competing Business (as defined in Section 12(a) of this Agreement) activity competitive with the business of the Corporation as to which the Corporation has notified the Executive in writing and the Executive has not ceased (other than for reasons beyond the control of Executive) within three (3) business days following such notice his or her participation in such activity;

                                    (v) a willful failure to follow reasonable
directions or instructions of the most senior officer of the Corporation (or, the Board) which are consistent with the Executive's position and


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responsibilities as of the date of this Agreement (as such position and responsibilities may be changed from time to time with the prior consent of the Executive), and such failure shall have continued (other than for reasons beyond the control of the Executive) for a period of three (3) business days after receipt of written notice thereof from the Corporation;

                                    (vi) willful or grossly negligent breach of
any express, material employment policy of the Corporation, which policy was communicated to Executive; or

                                    (vii) willful and wrongful damage to
material property of the Corporation or any of its affiliates;

                  provided, however, no act or failure on the part of Executive shall be deemed to be "willful" if it was due primarily to an error in judgment or negligence.

                  10. Severance.

                           (a) In the event that Executive's employment
hereunder is terminated during the Initial Term (i) by the Corporation other than for Cause or pursuant to Section 9 hereof, or (ii) by the Executive for Good Reason (as hereinafter defined) pursuant to a Notice of Termination (as hereinafter defined), then the Corporation shall continue Executive's participation (including participation by his spouse and other dependents) on the same basis as other senior officers in its medical, dental, and life insurance and other benefit plans or arrangements ("Benefit Plans"), and the Corporation will continue to pay the costs of coverage of Executive and his spouse and other dependents under the Benefit Plans on the same basis as other active officers of the Corporation covered under such Benefit Plans, for the greater of eighteen (18) months or the remainder of the Initial Term; provided,


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however, that if such continued participation in any one or more of the Benefit
Plans is not possible under the terms thereof, the Corporation will provide Executive with substantially identical benefits for the remainder of such period or an amount in cash equal to the cost to the Corporation for providing such benefits, paid in accordance with Section 10(e) of this Agreement. The Corporation shall also pay to Executive severance payments in cash equal to the sum of (x) the amount of Executive's then current base annual salary and (y) the highest annual bonus paid or payable during the three-year period ending on the termination date, multiplied by the quotient obtained by dividing the number of days from Executive's termination date until the greater of the last day of the Initial Term (determined without regard to such termination) or the last day of a period of eighteen (18) months commencing on the termination date, by three hundred sixty-five (365). In the event that Executive's employment hereunder is terminated during the Term subsequent to the Initial Term (i) by the Corporation other than for Cause or pursuant to Section 9 hereof, or (ii) by the Executive for Good Reason (as hereinafter defined) pursuant to a Notice of Termination (as hereinafter defined), then the Corporation shall continue Executive's participation (including participation by his spouse and other dependents) in the Benefit Plans for eighteen (18) months, and the Corporation will continue to pay the costs of coverage for Executive and his spouse and other dependents under such Benefit Plans on the same basis as other active officers covered under such Benefit Plans, for eighteen (18) months; provided, however, that if such continued participation in any one or more of the Benefit Plans is not possible under the terms thereof the Corporation will provide Executive substantially identical benefits for the remainder of such Period, or the Corporation shall provide Executive an amount in cash equal to the cost to the


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Corporation for providing such benefits. The Corporation shall also pay to
Executive severance payments in cash equal to the sum of (x) the amount of Executive's then current base annual salary and (y) the highest annual bonus paid or payable during the three-year period ending on the termination date, multiplied by the quotient obtained by dividing the number of days from Executive's termination date until the last day of a period of eighteen (18) months commencing on the termination date, by three hundred sixty-five (365). In addition, Executive shall be entitled to the payment of any accrued and unpaid salary (including accrued and unused vacation) through the date of termination, any accrued and unpaid bonuses in respect of prior fiscal years, any bonus, determined under Section 5, in respect of the fiscal year in which the termination occurs, prorated through the date of termination. Such prorated bonus shall be calculated at Executive's target bonus level and paid in accordance with Section 10(e) of this Agreement; provided, however, in the event the Corporation's actual performance merits a greater bonus had Executive remained employed through the end of the year, such increased amount shall be paid at the same time as other bonuses. Further, Executive shall be provided with outplacement assistance commensurate with Executive's position with the Corporation for a minimum period of eighteen (18) months following Executive's termination of employment. Executive's right to continuation of coverage under the Corporation's "group health plans" within the meaning of Section 4980B of the Code (or any successor section), and Sections 601-609 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (or any successor sections) shall commence at the expiration of Executive's continued participation in such "group health plans" for the period following termination


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of employment, as set forth in this Section 10(a). Except as set forth in
Sections 2, 7, 8 and Section 10(a), 10(b)(iv) and 10(f) hereof, the Corporation shall have no further obligations under this Agreement in the event of the Executive's termination of employment under this Section 10. The Executive shall have the obligations provided under Section 12 hereof, to the extent applicable pursuant to its terms.

                           (b) For the purpose of this Agreement, "Good Reason"
shall mean the occurrence, without Executive's express written consent, of any of the following circumstances unless, in the case of paragraphs (i), (v), (vi) or (vii) below, such circumstances are fully corrected prior to the Date of Termination (as defined below) specified in the Notice of Termination (as defined below) given in respect thereof:

                                    (i) Executive is assigned to any duties
materially inconsistent with Executive's status as Executive Vice President and Chief Financial and Administrative Officer of the Corporation, removal from such position, or a material diminution in the nature or status of Executive's responsibilities, including, but not limited to, removal of Executive from his position on the Board, except as a result of a shareholder vote not to retain Executive on the Board, or requiring Executive to report to any individual other than the most senior officer of the Corporation;

                                    (ii) any person shall be elected to any
other office or position with the Corporation having substantially similar duties and responsibilities with Executive and, not more than sixty (60) days thereafter, Executive, in his sole discretion, shall elect to terminate his employment pursuant to a Notice of Termination (as hereinafter defined);



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                                    (iii) within one (1) year following the
Effective Date: (A) the Corporation terminates the employment of Gary Rada without Cause, or (B) Gary Rada voluntarily terminates his employment with the Corporation for Good Reason;

                                    (iv) a reduction by the Corporation in
Executive's salary payable pursuant to Section 4 hereof;

                                    (v) (A) the relocation of Executive's
principal work location to a location more than fifty (50) miles from its location as of the Effective Date; (B) the Corporation requiring Executive to be based anywhere other than the executive office in which Executive is currently located except for required travel on the Corporation's business to an extent substantially consistent with Executive's present business travel obligations; or (C) the Corporation requiring any relocation that would materially adversely affect the Executive's maintenance of his current residence in connection with his duties hereunder;

                                    (vi) the failure of the Corporation to
obtain an agreement in form and substance reasonably satisfactory to Executive from any successor to assume and agree to perform this Agreement, or such other agreement reasonably satisfactory to the Executive;

                                    (vii) solely in the event of a "Change in
Control" (as defined in Section 11(a) hereof), the failure by the Corporation to continue in effect any material employee benefit plan, program or arrangement in which Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) reasonably acceptable to Executive has been made in such plan, or the failure by the Corporation to continue Executive's participation therein on the same basis, both in terms of the amount


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of benefits provided and the level of Executive's participation relative to other participants, as existed at the date of this Agreement; or

                                    (viii) any material breach of this Agreement
by the Corporation.

                           (c) Executive's continued employment shall not
constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Any purported termination of Executive's employment for Good Reason by Executive shall be pursuant to a written Notice of Termination to the Corporation. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and
(iii) specify a Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination (which shall not be less than thirty (30) days nor more than sixty (60) days from the date such Notice of Termination is given).

                           (d) Executive may request confirmation that an event
constituting Good Reason has occurred by providing a proposed Notice of Termination (as described above) to the Board, and such proposed Notice of Termination shall not be effective unless the Board confirms that Good Reason exists. The Board shall render its decision in writing within twenty-one (21) days following receipt of any such proposed Notice of Termination. Any confirmation of Good Reason by the Severance Committee of the Corporation shall


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be binding on the Corporation, but the Severance Committee's determination that
Good Reason does not exist shall not be binding on Executive who may nonetheless elect in writing to proceed with the Notice of Termination.

                           (e) Any severance payment hereunder shall be payable
by the Corporation to Executive (or, in the event of Executive's death or incapacity, Executive's legal representative) in a single lump sum payment in cash (less such amounts as shall be required to be withheld by the Corporation pursuant to applicable laws and regulations) promptly following the date of the termination of Executive's employment with the Corporation and its subsidiaries, but in no case more than fifteen (15) days after such termination shall have become final; provided, however, the Corporation may, at its election, make severance payments on a semi-annual basis, with the payment for the first six months of severance pay no more than fifteen (15) days following the termination of employment, and the balance of severance payments made in two equal installments on the six (6) month and twelve (12) month anniversaries of the termination of employment.

                           (f) Excise Taxes. In the event that the benefits
provided for in this Section 10, or otherwise payable to Executive constitute "excess parachute payments" within the meaning of Section 280G of the Code (or any successor section), and Executive will be subject to the excise tax imposed by Section 4999 of the Code (or any successor section), then Executive shall receive, in addition to any other amounts payable under this Agreement: (i) a lump sum payment from Corporation sufficient to pay such excise tax plus (ii) an additional lump sum payment from the Corporation sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by Corporation pursuant to this sentence (such payments, the "Gross-Up Payment"). Unless Corporation and Executive otherwise agree in


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writing, the determination of Executive's excise tax liability and the amount required to be paid under this Section 10(f) shall be made in writing by Corporation's independent auditors who are primarily used by the Corporation immediately prior to the termination of employment, or, if earlier, immediately preceding a Change in Control (the "Accountants"). For purposes of making the calculations required by this Section 10(f), Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates. The Corporation and Executive shall furnish the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Corporation shall bear all fees and costs incurred in connection with the Accountant's determination. Notwithstanding anything contained in this paragraph to the contrary, the Executive shall not be entitled to any additional Gross-Up Payments for taxes incurred in connection with the Gross-Up Payment provided hereunder.

                  11. Change in Control.

                           (a) A "Change in Control" shall be deemed to have
occurred if (1) any "Person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange


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Act), directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation's then outstanding securities including, but not limited to, by reason of the acquisition of securities of the Corporation prior to the Effective Date; or (2) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the members of the Board and any new director, whose election to the Board or nomination for election to the Board by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board (except as a result of the Plan); or (3) the Corporation shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto holding immediately thereafter securities representing at least seventy-five percent (75%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; except that a merger or consolidation effected to implement the Plan or recapitalization of the Corporation (or similar transaction) in which no Person (other than Corporation or an employee benefit plan sponsored by the Corporation) acquires more than thirty percent (30%) of the combined voting power of the Corporation's then outstanding securities shall not constitute a Change in Control; or (4) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or such a plan is


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commenced; or (5) the Corporation enters into or the stockholders of the
Corporation approve an agreement for the sale and disposition of all or substantially all of the Corporation or of all or substantially all of the Corporation's assets.

                           (b) Upon a Change in Control (or, if a Change in
Control occurs prior to the Effective Date, on the Effective Date), Executive may elect, at any time during the immediately following ninety (90) days, to sell all or any portion designated by Executive of the shares of common stock of the Corporation owned by Executive, including any such shares acquired upon the exercise of any warrants or stock options, to the Corporation for the highest value per share as of the date of the Change in Control received by any other Person directly or indirectly in respect of its shares of common stock of the Corporation, including, but not limited to, by reason of a sale or other disposition of shares of the Corporation. The purchase price shall be paid in the same property received by other stockholders of the Corporation or, at Executive's election with respect to any Change in Control on or prior to the Effective Date, in cash.

                           (c) In the event shares of common stock of the
Corporation owned by Executive or any securities issued in exchange therefor are not publicly traded on the date of Executive's termination of employment for any reason other than Cause on or after a Change in Control (including any Change in Control on or prior to the Effective Date), Executive shall be entitled to sell such shares or other securities to the Corporation for cash equal to their aggregate fair market value, without any minority or marketability discount, (as determined in the reasonable, good faith discretion of the Board of Directors of the Corporation or, if Executive does not accept such fair market value, by an independent valuation from an accounting firm or other valuation expert mutually


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

selected by the Corporation and Executive). The cost of the independent valuation shall be paid by the Corporation, except such cost shall be shared equally by the Corporation and Executive in the event the aggregate fair market value of the shares or other securities determined by the independent valuation exceeds the aggregate fair market value determined by the Board of Directors by less than five percent (5%) of the Board's determination.

                  12. Confidential Information, Non solicitation, Non-compete.

                           (a) The Corporation owns and has developed, and will
develop, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Corporation to Executive, but also information developed or learned by Executive during the course or as a result of employment with the Corporation, which information shall be the property of the Corporation. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Corporation is engaged or in any business in which Executive is aware the Corporation is contemplating engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Corporation, whether or not such information is specifically labeled as Confidential Information by the Corporation. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Corporation concerning trade secrets, techniques, know-how, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not include any information which (i) was in the public domain at the time of receipt by Executive or thereafter without breach or violation of this Agreement, (ii) was furnished to Executive by a third party lawfully entitled to do so and not known to Executive to be bound by a confidentiality agreement to Corporation, or (iii) is required to be disclosed by any governmental authority or in any legal proceeding.

                           (b) Executive acknowledges and agrees that in the
performance of duties hereunder the Corporation discloses to and entrusts Executive with Confidential Information which is the exclusive property of the Corporation and which Executive may possess or use only in the performance of duties for the Corporation. Executive also acknowledges that Executive is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Corporation's interests, and an improper disclosure of trade secrets. Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of Executive's assigned duties and for the benefit of the Corporation, any Confidential Information, either during the Term or thereafter.

                           (c) In the event Executive's employment with the
Corporation ceases for any reason, Executive will not remove from the Corporation's premises without its prior written consent any records, files, drawings, documents, equipment, materials and writings received from, created for or belonging to the Corporation, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when employment with the Corporation terminates, Executive will immediately deliver the same to the Corporation.

                           (d) Executive and Corporation agree that Executive
shall not disclose to Corporation or use for the Corporation's benefit, any information which may constitute trade secrets and confidential information of third parties, to the extent they exist.

                           (e) During the Employment Term and for twelve (12)
months after the Executive's employment with the Corporation ceases on account of a termination by the Executive for Good Reason, a termination by the Corporation without Cause, or a Notice of Non-Renewal by the Corporation (the "Prohibited Period"), the Executive will not engage in any Competing Business or engage in Solicitation.

                           (f) The prohibitions on engaging in a Competing
Business set forth in Section 12(e) above shall mean participating, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other person, firm or corporation, or as employee, principal, agent, director, officer, investor, lender, consultant or shareholder (other than by way of less than five percent (5%) ownership of stock in a publicly traded company or limited partnership); provided, however, that such participation shall not include any activity engaged in with the prior written approval of the Board. For purposes of this Agreement, "Competing Business" shall mean any entity or business: (i) engaged in the operation of retail stores for the primary purpose of selling greeting cards, gift wrap and party supplies and which operates such retail stores in any market in which the Corporation is operating a retail store at the time of Executive's termination of employment, or a market into which the Executive knows the Corporation is intending to enter; or (ii) is engaged in the primary business of the manufacture and distribution of greeting cards, gift wrap and party supplies. For purposes of this Agreement, "Solicitation" shall mean recruiting, soliciting or inducing, directly or indirectly, any non-clerical employee or employees of the Corporation or any advisor or consultant to the Corporation to terminate their employment, or otherwise cease their relationship with the Corporation or hiring, retaining or assisting another person or entity to hire or retain any employee of the Corporation or any advisor or consultant to the Corporation or any person who within six (6) months before had been a non-clerical employee, advisor or consultant of the Corporation or any of its Affiliates.

                           (g) If any restriction set forth herein is found by
any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or over too broad a geographic area (as applicable), it shall be interpreted to extend over a maximum period of time, range of activities or geographic area as to which it may be enforceable.

                           (h) Executive acknowledges and agrees that the remedy
at law available to the Corporation for breach of any provision of this Section 12 would be inadequate, and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Corporation may have at law, in equity or under this Agreement, upon adequate proof of violation of any provision of Section 12, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

                  13. Prior Agreements; Amendments; Taxes. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and from and after the Effective Date supersedes all prior agreements and understandings between the Corporation and Executive; except that this Agreement shall not supercede, cancel or otherwise eliminate or nullify any obligations of the Corporation to Executive pursuant to the terms of the "Fall 2001 Retention Program," dated July 29, 2001. This Agreement may only be modified by an instrument, in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. All payments under this Agreement shall be subject to applicable withholding and other employment taxes, to the extent required by law.

                  14. Survival of Provisions. The provisions of Sections 12 through 21 hereof shall survive the termination or expiration of this Agreement, irrespective of the reason therefor.

                  15. Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Corporation and its successors and permitted assigns and upon Executive and his heirs, executors, legal representatives successors and permitted assigns. However, neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without the prior written consent of the other party, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect.

                  16. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

                  17. Legal Expenses. The Corporation shall pay the Executive's reasonable legal fees and expenses incurred in connection with any enforcement or defense by Executive of his rights hereunder, except with respect to any claim made by Executive which is frivolous or has no material likelihood of success.

                  18. Notices. Any notices or other communications hereunder by either party shall be in writing and shall be deemed to have been duly given if delivered personally to the other party or sent by registered or certified mail, return receipt requested, to the other party at the address set forth below or at such other address as such other party may designate in conformity with the foregoing: Factory Card Outlet, 2727 Diehl Road, Naperville, IL, 60563-2371, and James D. Constantine 807 Crescent Blvd., Glen Ellyn, IL 60137.

                  19. Severability. Each provision hereof is severable from this Agreement and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.

                  20. Indemnification. The Corporation hereby agrees to indemnify Executive (and Executive's legal representatives or other successors), against all liabilities, costs, charges and expenses whatsoever incurred or sustained by Executive (or Executive's legal representatives or other successors) in connection with any threatened, pending or completed action, suit or proceeding to which Executive (or Executive's legal representatives or other successors) may be made a party or may be threatened to be made a party by reason of Executive's being or having been a director, officer, employee, or agent of the Corporation or serving or having served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted under the Corporation's by-laws as in effect on the date hereof.

                  21. No Duty to Mitigate. Executive shall not be required to mitigate the amount of any damages that Executive may incur or other payments to be made to Executive hereunder as a result of any termination or expiration of this Agreement, nor shall any payments to Executive be reduced by any other payments Executive may receive, except as set forth herein.

                  22. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed herein, without giving effect to the principles thereof relating to the conflict of laws.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                            FACTORY CARD OUTLET OF AMERICA LTD.

                            By:  /s/ Gary Rada
                                 -----------------------------------
                            Name:  Gary Rada
                                   ---------------------------------
                            Title: President and Chief of Operations
                                   ---------------------------------


                            EXECUTIVE

                            /s/ James D. Constantine
                            ------------------------------------
                            James D. Constantine



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